UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2005

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Delaware	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035
(Address of principal executive offices)     (Zip Code)

(503) 684-7000
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2005, the Compensation Committee of the Board of Directors of The Greenbrier Companies, Inc. (the “Company”) approved the accelerated vesting of all outstanding and unvested stock options granted under the Company’s 1994 Stock Incentive Plan, its Stock Incentive Plan – 2000 and its 2005 Stock Incentive Plan. All other terms and conditions applicable to options granted under these plans, including the exercise prices and the number of shares subject to the accelerated options, are unchanged. The decision to accelerate the vesting of these options was based largely on the fact that the Committee has not made any option grants since 2002, company insiders have not been permitted to purchase or sell the stock of the Company for nearly a year and the Company has just completed significant debt and equity offerings. Options for shares on which vesting was accelerated total 380,700 shares held by 64 employees and include those listed below held by the named executive officers of the Company:

Number of Shares Issuable
Name	Under Accelerated Options
Robin Bisson	20,000
James T. Sharp	8,500
L. Clark Wood	17,000

On June 30, 2005, the Board of Directors of the Company also approved a revision to the compensation arrangements for the Company’s non-employee directors, effective beginning June 30, 2005. The annual basic retainer payable to each non-employee director has been increased by $6,000 from $24,000 per year to $30,000 per year payable quarterly, the annual award of restricted stock to non-employee directors has been increased from $42,500 in value of stock to $60,000 per year and the retainer payable to the Chairman of the Board of three times the annual director retainer was increased accordingly. The effective date of the annual equity grant is January of 2006.

The information set forth in this Item 1.01 will not be deemed an admission as to the materiality of any information set forth herein. The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2005, the Company and its subsidiary TrentonWorks Limited, a Nova Scotia company, entered into a Credit Agreement with Bank of America, N.A. as administrative agent, Bank of America, National Association, acting through its Canada branch, and 7 banks as lenders under this syndicated credit facility. The Credit Agreement provides for a secured, $150 million revolving credit facility with a term of five years, consisting of a US$125 million five-year revolving credit facility and a CDN$30 million five-year revolving credit facility for TrentonWorks Limited. Advances bear interest at rates that depend on the type of borrowing and the ratio of debt to total capitalization, as defined. The credit facility replaces credit facilities previously in place with three of the Company’s subsidiaries. The Company intends to use the credit facility to refinancing existing indebtedness, for working capital and general corporate purposes, internal growth initiatives and funding acquisitions.

In connection with the Credit Agreement, certain subsidiaries of the Company named therein also entered into security agreements under which the subsidiary guarantors guaranteed the obligations of the Company under the Credit Agreement and granted the lenders security interests in the collateral securing their obligations under the Credit Agreement and related guarantees. The Company also guaranteed the obligations of TrentonWorks Limited under the credit facility.

Advances under the credit facility are limited by a borrowing base formula consisting of a percentage of eligible assets. The U.S. Borrowing Base is comprised of domestic assets including inventory, receivables, leased railcars and property, plant and equipment. The Canadian Borrowing Base is comprised of Canadian assets, and any domestic assets which are not required under the U.S. Borrowing Base, including inventory, receivables, leased railcars and property, plant and equipment.

The credit agreement contains affirmative and negative covenants customary for such financings, including, limitations on, among other things, the Company paying cash dividends, repurchasing its common stock except under certain circumstances and entering into certain transactions without the lenders’ prior consent. In addition, the Credit Agreement contains financial covenants, including certain net worth, interest coverage and leverage covenants.

The credit agreement contains events of default, including, but not limited to, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; cross acceleration and cross default; change of control; bankruptcy events; material judgments; and actual or asserted invalidity of the guarantees or security documents. Some of these events of default allow for grace periods and materiality concepts.

The information set forth in this Item 2.03 will not be deemed an admission as to the materiality of any information set forth herein. The foregoing description of the Credit Agreement is a general description only and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.1	Credit Agreement dated June 29, 2005 among The Greenbrier Companies, Inc., TrentonWorks Limited, each lender from time to time a party thereto, Bank of America, N.A., as administrative agent, and Bank of America, National Association, acting through its Canada branch.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.
Date: July 6, 2005	By:	/s/ Larry G. Brady
Larry G. Brady
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)